Exhibit 10.1

May 11, 2015

Gavin Brandon
4133 Pleasant Place
Chandler, AZ 85248

Dear Gavin,

On behalf of the Executive Leadership of American Realty Capital Properties, Inc. (the “Company”), I am pleased to present you with this formal letter (the “Employment Letter”) amending and rearticulating your current employment arrangement, which terms shall be effective as of October 28, 2014 (the “Effective Date”).

Position & Title
Your title will be Chief Accounting Officer for the Company, reporting to the Chief Financial Officer and the executive management of the Company. You will be responsible for assisting in (i) the oversight of internal and external reporting functions of the Company including financial projections, (ii) the implementation of best practices within the accounting and finance functions of the Company and (iii) related efforts within the accounting and finance departments as directed by the Chief Financial Officer of the Company and executive management. You shall devote your full business time and attention and your best efforts to the performance of your duties and responsibilities hereunder.

Office
You will work out of the Phoenix, Arizona office of the Company with travel as necessary.

Compensation
You will be paid a base salary at the rate of $320,000 per annum, payable in periodic installments according to the Company’s normal payroll practices. This base salary will be in effect through December 31, 2015. For years commencing after December 31, 2014, you will be eligible for an annual cash bonus for each completed calendar year with a target annual payment opportunity of at least 60% of your base salary, in accordance with the Company’s bonus policy.

Retention Grant
You have been granted, effective October 28, 2014, under the terms of the Company’s Equity Plan, a number of restricted units of the common stock, par value $0.01, of the Company (the “Common Stock”) equal in value to $300,000 (the “Retention Grant”). The number of restricted units granted under the Retention Grant was determined assuming a share price of $9.05 and rounded down to provide for the grant of a whole number of units. The Retention Grant will vest in accordance with the terms of the applicable award agreement.

Termination
You will be an “at-will” employee, and the Company may terminate your employment with or without Cause (as defined below) at any time, except in the case of a termination without Cause, the Company will be required to provide you with 30 days’ prior written notice. You may terminate your employment for any reason upon not less than thirty (30) days’ written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date). In the event of a termination of your employment by the Company without Cause, whether prior to or following a change in control of the Company, subject to your execution of a fully effective and non-revocable release of claims in a form provided by the Company within thirty (30) days following the effective date of termination, you will be entitled to (i) continued payment of your base salary for a period of six (6) months following the effective date of termination; provided, that the first payment will be made on the thirtieth (30th) day after the effective date of termination, and will include payment of any amount that was otherwise due prior thereto and (ii) full vesting of the time-based portion of the Retention Grant, with the amount of the award to vest for the performance-based portion of the award on a pro rata basis in accordance with the terms of the award.

For the purposes of this Employment Letter, “Cause” means that you have (i) committed, with respect to the Company, an act of fraud, embezzlement, misappropriation, intentional misrepresentation or conversion of assets, (ii) been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (iii) willfully failed to substantially perform (other than by reason of illness or temporary disability) your reasonably assigned material duties, (iv) engaged in willful misconduct in the performance of your duties, (v) engaged in conduct that violated the Company's then existing written internal policies or procedures and which is materially detrimental to the business and reputation of the Company, or (vi) materially breached any non-competition, non-disclosure or other agreement in effect between you and the Company.

Benefits
You will be entitled to the standard benefits given to employees of the Company, currently including four (4) weeks of paid vacation (20 working days), Company-paid individual health coverage, participation within the 401(k) plan, group life insurance and group disability coverage.

The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

These are the amended and restated terms of your employment with the Company, which supersedes in its entirety your employment letter agreement dated January 13, 2015, subject to our receipt of your signed acceptance of this Employment Letter.

Sincerely,

/s/ Michael Sodo
Michael Sodo
Executive Vice President, Chief Financial Officer and Treasurer

I accept the offer of continued employment upon the terms set forth in this Employment Letter as of the date set forth below. I understand that this offer does not constitute a contract of employment or an assurance of continued indefinite employment.

Signature: /s/ Gavin Brandon
Printed Name: Gavin Brandon
Date: May 11, 2015